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                                                                   EXHIBIT 10.51

November 3, 1997


Mr. Jack Chidester
1311 Shadow Oak Drive
Malvern, PA  19355


Dear Jack:

This letter confirms our offer to you of employment by PSINet Inc. (the "Company"), and sets forth the terms and conditions which shall govern such employment as outlined below. This offer is subject to, satisfactory completion of reference checks and ratification by the Company's Board of Directors, but otherwise shall remain open until midnight on Tuesday, November 4, 1997.

1.   EMPLOYMENT:

A) The Company agrees to employ you as Senior Vice President, US Sales and Marketing, reporting to the Chief Operating Officer ("COO") of the Company, or his designee. This is a corporate officer position and as an officer of the Company you must stand for election by the Board of Directors each year. You accept the employment and agree to begin work on or before November 17, 1997, and remain in the employ of the Company for two years (24 months), and, except during vacation periods and sickness, to provide during standard business hours a minimum of forty hours per week of management services to the Company, as determined by and under the direction of the COO.

B) During your employment you will, except during vacations, periods of illness, and other absences beyond your reasonable control, devote your best efforts, skill and attention to the performance of your duties on behalf of the Company.

C) In connection with your employment by the Company, your principal place of employment shall be the greater Washington, D.C. area.

2.   COMPENSATION:

A)   BASE SALARY.   The Company shall pay you a base salary at the rate of
$200,000 per annum. Your base salary shall be subject to additional increases at the discretion of the Company's Board of Directors. Your base salary shall be payable in such

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installments as the Company regularly pays its other salaried employees, subject to such deductions and withholdings as may be required by law or by further agreement with you.

B) BONUS COMPENSATION. The Company will pay you a bonus upon the successful completion of the objectives established for your performance, which will be measured in two groups and as follows;
a) $100,000 per year as targeted compensation for achievement of the business unit objectives, paid for each quarter as achieved.,
b) $100,000 per year as targeted bonus for the contribution by you and your organization to the overall Company Performance, paid semi-annually.

Furthermore, the first 25% ($50,000) of these targets will be guaranteed, and, during the period until April 1, 1998 you may request an advance against these amounts on the basis of 100% achievement (up to $2000,000), provided that such amount shall be credited against future bonus amounts to be paid and, provided further, in the event that such targets are not achieved, you shall promptly repay such portion of the advanced amounts that is in excess of the $50,000 guaranteed amount, plus interest thereon from the date of such advances at 12% per annum.

The performance criteria will be issued separately by the COO, and may be changed, with mutual fairness, from time to time as situations develop. The target bonus for the period ending December 31, 1997 (start date through December 31, 1997) will be prorated. Separate criteria will be established for your entitlement for the year starting January 1, 1998.

C) INCENTIVE STOCK OPTIONS. Effective upon your start date, PSINet Inc. shall grant you options, subject to Board approval, to purchase 125,000 shares of PSINet Inc.'s common stock (the "Options") pursuant to its Executive Stock Incentive Plan (the "Plan"). During the period of your first year of employment you will also be eligible for additional option grants on June 30, 1998 of 25,000, and December 31, 1998 of 50,000 (the "Additional Options"), which will be granted based upon your achievement of the objectives set forth by the COO. Such Options shall be evidenced by an option agreement in such form as required by the Plan. Among other terms and provisions prescribed by the Plan, the option agreement shall provide that (a) the exercise price of the Options shall be the price per share of the Company's common stock as reported by the NASDAQ Stock Market at the close of business on your start date (any subsequent grants such as the Additional Options shall have as their exercise price the closing NASDAQ price on the date(s) of their grant, (b) any options shall not be exercisable after the expiration of ten years from the date such options are granted, and
(c) the options shall vest ratably, monthly, over forty-eight months, provided that for each month's vesting purposes you continue to be employed full time by the Company or one of its subsidiaries during such month, and provided that the

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Company's Board of Directors ratifies, no less often than annually, that you have met the performance standards and criteria set for you for the preceding period.

In the event a Change of Control, as defined in Section 7 below, while you are in compliance with the requirements hereof, 50,000 of the unvested stock options shall vest immediately upon such termination.

3. COMPANY CAR, HOUSING. For the period beginning with the start of your employment under this Agreement and ending on the earlier of (i) the termination of this Agreement and (ii) the relocation of your permanent place of residence to the greater Washington, D.C. area, the Company will make available for your business use a vehicle and temporary housing accommodations in the Herndon area.

4. EMPLOYEE BENEFITS. You shall be provided employee benefits, including (without limitation) 401(k), four weeks' paid vacation, and life, health, accident and disability insurance under the Company's plans, policies and programs available to employees in accordance with the provisions of such plans, policies, and programs.

5.   TERMINATION:

A) Your employment with the Company may be terminated by the Company at any time for "Cause" as defined in Section 5(c) hereof. Your employment may also be terminated by the Company at any time without Cause provided the Company shall have given you one-hundred-eighty (180) days' prior written notice of such termination. In addition, your employment may be terminated by you at any time for any reason, provided you shall have given the Company at least thirty (30) days' prior written notice of such termination.

B) The Company shall have "Cause" for your termination of your employment by reason of your committing an act materially adversely affecting the Company which constitutes wanton or willful misconduct, your conviction of a felony, or any material beach by you of this Agreement


6.   INTELLECTUAL PROPERTY  OWNERSHIP OF WORK PRODUCT.
All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by you during the course of performing the Company's work (collectively the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code. You automatically assign, and shall assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or

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interest you may have in such Work Product, including any property rights or other intellectual property rights pertaining thereto. Upon request of the Company, you shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

7.   TRANSFERABILITY.

A) As used in this Agreement, the term "Company" shall include any successor to all or part of the business or assets of the Company who shall assume and agree to perform this Agreement.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

B) Except as provided under paragraph (a) of this Section 7, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

C) As used in this Agreement, "Change in Control" shall mean: (i) the Company sells all or substantially all of the assets of the Company; or (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation (and the Company implements it), other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 80% of the combined voting power of the voting securities of the Company, or such surviving entity, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined below) acquires more than 30% of the combined voting power of the Company's then-outstanding securities; or (iii) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (A) the Company, (B) any corporation owned, directly or indirectly, by the Company or the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then-outstanding securities.

8. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this

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12.  COUNTERPARTS. This letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument.

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Sincerely,

PSINet Inc.


By:  /s/ Harold S. Wills
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     HAROLD S. WILLS, CHIEF OPERATING OFFICER


Accepted and Agreed to as of   November 6, 1998:


By:  /s/ Jack Chidester
     -------------------
     JACK CHIDESTER

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